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MOOG INC., EAST AURORA, NEW YORK 14052        TEL-716/652-2000         FAX -716/687-4457

release date	Immediate	contact Susan Johnson
August 14, 2003

MOOG SIGNS AGREEMENT TO PURCHASE ASSETS OF NORTHROP GRUMMAN'S POLY-SCIENTIFIC DIVISION

                Moog Inc. (NYSE:MOG.A and MOG.B) announced today the signing of an Agreement to acquire the assets of Northrop Grumman Corporation's (NYSE:NOC) Poly-Scientific Division. Poly-Scientific is a manufacturer of motion control and data-transmission devices. Its principal products are electrical and fiber-optic slip rings, brushless D. C. motors, and electromechanical actuators.

                Poly-Scientific has annual sales in excess of $130 million and employs about 1,000 people in three locations: Blacksburg, Virginia, Springfield, Pennsylvania, and Murphy, North Carolina. Poly-Scientific was founded 50 years ago and was acquired in the early 1960's by Litton Industries, Inc. Litton subsequently acquired Clifton Precision and merged it with Poly-Scientific Division. Northrop Grumman acquired Litton Industries in 2001.

                About two-thirds of Poly-Scientific sales come from aerospace and defense markets and the balance are industrial. Nearly half of the company's industrial products are used in medical equipment.

                Presuming receipt of all required regulatory approvals, Moog expects the acquisition will close on September 29, 2003.

                "Poly-Scientific brings to Moog a broad portfolio of products and technologies, many of which are an excellent fit with Moog's current product base," said R. T. Brady, Chairman & C.E.O. "We look forward to a long and productive association with the folks who make up the Poly-Scientific organization."

                Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.